Exhibit 10.4

DEPOSIT ACCOUNT CONTROL AGREEMENT (Access Restricted Immediately)

This Deposit Account Control Agreement (the “Agreement”), dated as of the date specified on the initial signature page of this Agreement, is entered into by and among Opexa Therapeutics, Inc., a Texas corporation (“Company”), Alkek & Williams Ventures, Ltd., a Texas limited partnership, as collateral agent (“Secured Party”) and Wells Fargo Bank, National Association (“Bank”), and sets forth the rights of Secured Party and the obligations of Bank with respect to the deposit accounts of Company at Bank identified at the end of this Agreement as the Collateral Accounts (each hereinafter referred to individually as a “Collateral Account” and collectively as the “Collateral Accounts”).  Each account designated as a Collateral Account includes, for purposes of this Agreement, and without the necessity of separately listing subaccount numbers, all subaccounts presently existing or hereafter established for deposit reporting purposes and integrated with the Collateral Account by an arrangement in which deposits made through subaccounts are posted only to the Collateral Account.

1.
Secured Party’s Interest in Collateral Accounts.  Secured Party represents that it is either (i) an investor who has extended credit to Company and has been granted a security interest in the Collateral Accounts or (ii) such an investor and the agent for a group of such investors.  Company hereby confirms the security interest granted by Company to Secured Party in all of Company’s right, title and interest in and to the Collateral Accounts and all sums now or hereafter on deposit in or payable or withdrawable from the Collateral Accounts (the “Collateral Account Funds”).  In furtherance of the intentions of the parties hereto, this Agreement constitutes written notice by Secured Party to Bank of Secured Party’s security interest in the Collateral Accounts.

2.
Secured Party Control. Bank, Secured Party and Company each agree that Bank will comply with instructions given to Bank by Secured Party directing disposition of funds in the Collateral Accounts (“Disposition Instructions”) without further consent by Company.  Except as otherwise required by law, Bank will not agree with any third party to comply with instructions for disposition of funds in the Collateral Accounts originated by such third party.

3.
No Company Access to Collateral Accounts.  Unless separately agreed to in writing by Secured Party, Company agrees that it will not be able to make debits or withdrawals from or otherwise have access to the Collateral Accounts or any Collateral Account Funds, and that Secured Party will have exclusive access to the Collateral Accounts and Collateral Account Funds.

4.
Transfers in Response to Disposition Instructions.  Notwithstanding the provisions of the “Secured Party Control” section of this Agreement, unless Bank separately agrees in writing to the contrary, Bank will have no obligation to disburse funds in response to Disposition Instructions other than by the appropriate disbursement method expressly set forth in this Section 4.  If at the time this Agreement is originally executed, Secured Party has fully completed wire transfer instructions for a transfer destination account (“Destination Account”) on the initial signature page of this Agreement, including the Destination Account number and the name and ABA number of the financial institution at which the Destination Account is maintained, then Bank agrees, on each day on which Bank is open to conduct its regular banking business, other than a Saturday, Sunday or public holiday (each a “Business Day”) during the term of this Agreement, to transfer to the Destination Account by standing wire (or alternative funds transfer method acceptable to Bank in its sole discretion) the full amount of the collected and available balance in the Collateral Accounts at the beginning of such Business Day.  Secured Party may at any time instruct Bank to discontinue transferring funds to the original Destination Account and begin transferring funds to a new Destination Account, in accordance with the notice provisions of this Agreement.  Bank will comply with such notice within a reasonable period of time not to exceed two (2) Business Days.  Except as otherwise expressly set forth in this Section 4, Bank will have no obligation to disburse funds in response to Disposition Instructions other than by cashier’s check payable to Secured Party.  Any disposition of funds which Bank makes under this Section 4 or otherwise in response to Disposition Instructions is subject to Bank’s standard policies, procedures and documentation governing the type of disposition made; provided, however, that in no circumstances will any such disposition require Company’s consent.  To the extent any Collateral Account is a certificate of deposit or time deposit, Bank will be entitled to deduct any applicable early withdrawal penalty prior to disbursing funds from such account in response to Disposition Instructions.  To the extent Secured Party requests that funds be transferred from any Collateral Account in a currency different from the currency denomination of the Collateral Account, the funds transfer will be made after currency conversion at Bank’s then current buying rate for exchange applicable to the new currency.

5.
Lockboxes.  To the extent items deposited to a Collateral Account have been received in one or more post office lockboxes maintained for Company by Bank (each a “Lockbox”) and processed by Bank for deposit, Company acknowledges that Company has granted Secured Party a security interest in all such items (the “Remittances”).  During the term of this Agreement, Company will have no right or ability to instruct Bank regarding the receipt, processing or deposit of Remittances, and Secured Party alone will have the right and ability to so instruct Bank.  Company and Secured Party acknowledge and agree that Bank’s operation of each Lockbox, and the receipt, retrieval, processing and deposit of Remittances, will at all times be governed by Bank’s Master Agreement for Treasury Management Services or other applicable treasury management services agreement, and by Bank’s applicable standard lockbox Service Description.

6.
Balance Reports and Bank Statements.  Bank agrees, at the request of Secured Party on any Business Day, to make available to Secured Party a report (“Balance Report”) showing the opening available balance in the Collateral Accounts as of the beginning of such Business Day, by a transmission method determined by Bank, in Bank’s sole discretion.  Company expressly consents to this transmission of information.  Bank will, on receiving a written request from Secured Party, send to Secured Party by United States mail, at the address indicated for Secured Party after its signature to this Agreement, duplicate copies of all periodic statements on the Collateral Accounts which are subsequently sent to Company.

7.
Returned Items.  Secured Party and Company understand and agree that the face amount (“Returned Item Amount”) of each Returned Item will be paid by Bank debiting the Collateral Account to which the Returned Item was originally credited, without prior notice to Secured Party or Company.  As used in this Agreement, the term “Returned Item” means (i) any item deposited to a Collateral Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to timeliness of the return or the occurrence or timeliness of any drawee’s notice of non-payment; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the Uniform Commercial Code (as adopted in the applicable state) or Regulation CC (12 C.F.R. §229), as in effect from time to time; (iii) any automated clearing house (“ACH”) entry credited to a Collateral Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to timeliness of the return or adjustment; (iv) any credit to a Collateral Account from a merchant card transaction, against which a contractual demand for chargeback has been made; and (v) any credit to a Collateral Account made in error.  Company agrees to pay all Returned Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Collateral Account to cover the Returned Item Amounts on the day Bank attempts to debit them from the Collateral Account.  Secured Party agrees to pay all Returned Item Amounts within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Returned Item Amounts are not paid in full by Company within five (5) calendar days after demand on Company by Bank, and (ii) Secured Party has received proceeds from the corresponding Returned Items under this Agreement.

8.	[Reserved.]

9.
Bank Fees.  Company agrees to pay all Bank’s fees and charges for the maintenance and administration of the Collateral Accounts and for the treasury management and other account services provided with respect to the Collateral Accounts and any Lockboxes (collectively “Bank Fees”), including, but not limited to, the fees for (a) Balance Reports provided on the Collateral Accounts, (b) funds transfer services received with respect to the Collateral Accounts, (c) lockbox processing services, (d) Returned Items, (e) funds advanced to cover overdrafts in the Collateral Accounts (but without Bank being in any way obligated to make any such advances), and (f) duplicate bank statements.  The Bank Fees will be paid by Bank debiting one or more of the Collateral Accounts on the Business Day that the Bank Fees are due, without notice to Secured Party or Company.  If there are not sufficient funds in the Collateral Accounts to cover fully the Bank Fees on the Business Day Bank attempts to debit them from the Collateral Accounts, such shortfall or the amount of such Bank Fees will be paid by Company to Bank, without setoff or counterclaim, within five (5) calendar days after demand from Bank.  Secured Party agrees to pay any Bank Fees within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent such Bank Fees are not paid in full by Company within five (5) calendar days after demand on Company by Bank.

10.
Account Documentation.  Except as specifically provided in this Agreement, Secured Party and Company agree that the Collateral Accounts will be subject to, and Bank’s operation of the Collateral Accounts will be in accordance with, the terms of Bank’s applicable deposit account agreement governing the Collateral Accounts (“Account Agreement”).  In addition to the Account Agreement, each Collateral Account operated as a “Multi-Currency Account” will be governed by Bank’s Master Agreement for Treasury Management Services or other applicable treasury management services agreement, and by Bank’s Multi-Currency Account Service Description in effect from time to time.  All documentation referenced in this Agreement as governing any Collateral Account or the processing of any Remittances is hereinafter collectively referred to as the “Account Documentation”.

11.
Partial Subordination of Bank’s Rights.  Bank hereby subordinates to the security interest of Secured Party in the Collateral Accounts (i) any security interest which Bank may have or acquire in the Collateral Accounts, and (ii) any right which Bank may have or acquire to set off or otherwise apply any Collateral Account Funds against the payment of any indebtedness from time to time owing to Bank from Company, except for debits to the Collateral Accounts permitted under this Agreement for the payment of Returned Item Amounts or Bank Fees.

12.
Bankruptcy Notice; Effect of Filing.  If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company, Bank will continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency.  With respect to any obligation of Secured Party hereunder which requires prior demand on Company, the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company will automatically eliminate the necessity of such demand on Company by Bank, and will immediately entitle Bank to make demand on Secured Party with the same effect as if demand had been made on Company and the time for Company’s performance had expired.

13.
Legal Process, Legal Notices and Court Orders.  Bank will comply with any legal process, legal notice or court order it receives in relation to a Collateral Account if Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it.

14.
Indemnification.  Company will indemnify, defend and hold harmless Bank, its officers, directors, employees, and agents (collectively, the “Indemnified Parties”) from and against any and all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) (collectively “Losses and Liabilities”) Bank may suffer or incur as a result of or in connection with (a) Bank complying with any binding legal process, legal notice or court order referred to in the immediately preceding section of this Agreement, (b) Bank following any instruction or request of Secured Party, including but not limited to any Disposition Instructions, or (c) Bank complying with its obligations under this Agreement, except to the extent such Losses and Liabilities are caused by Bank’s gross negligence or willful misconduct.  To the extent such obligations of indemnity are not satisfied by Company within five (5) days after demand on Company by Bank, Secured Party will indemnify, defend and hold harmless Bank and the other Indemnified Parties against any and all Losses and Liabilities Bank may suffer or incur as a result of or in connection with Bank following any instruction or request of Secured Party, except to the extent such Losses and Liabilities are caused by Bank’s gross negligence or willful misconduct.

15.
Bank’s Responsibility.  This Agreement does not create any obligations of Bank, and Bank makes no express or implied representations or warranties with respect to its obligations under this Agreement, except for those expressly set forth herein. In particular, Bank need not investigate whether Secured Party is entitled under Secured Party’s agreements with Company to give Disposition Instructions.  Bank may rely on any and all notices and communications it believes are given by the appropriate party.  Bank will not be liable to Company, Secured Party or any other party for any Losses and Liabilities caused by (i) circumstances beyond Bank’s reasonable control (including, without limitation, computer malfunctions, interruptions of communication facilities, labor difficulties, acts of God, wars, or terrorist attacks) or (ii) any other circumstances, except to the extent such Losses and Liabilities are directly caused by Bank’s gross negligence or willful misconduct.  In no event will Bank be liable for any indirect, special, consequential or punitive damages, whether or not the likelihood of such damages was known to Bank, and regardless of the form of the claim or action, or the legal theory on which it is based.  Any action against Bank by Company or Secured Party under or related to this Agreement must be brought within twelve (12) months after the cause of action accrues.

16.
Termination.  This Agreement may be terminated by Secured Party or Bank at any time by either of them giving thirty (30) calendar days prior written notice of such termination to the other parties to this Agreement at their contact addresses specified after their signatures to this Agreement; provided, however, that this Agreement may be terminated immediately upon written notice (i) from Bank to Company and Secured Party should Company or Secured Party fail to make any payment when due to Bank from Company or Secured Party under the terms of this Agreement, or (ii) from Secured Party to Bank on termination or release of Secured Party’s security interest in the Collateral Accounts; provided that any notice from Secured Party under clause (ii) of this sentence must contain Secured Party’s acknowledgement of the termination or release of its security interest in the Collateral Accounts.  Company’s and Secured Party’s respective obligations to report errors in funds transfers and bank statements and to pay Returned Item Amounts and Bank Fees, as well as the indemnifications made, and the limitations on the liability of Bank accepted, by Company and Secured Party under this Agreement will continue after the termination of this Agreement with respect to all the circumstances to which they are applicable, existing or occurring before such termination, and any liability of any party to this Agreement, as determined under the provisions of this Agreement, with respect to acts or omissions of such party prior to such termination will also survive such termination.  Upon any termination of this Agreement, (i) Bank will transfer all collected and available balances in the Collateral Accounts on the date of such termination in accordance with Secured Party’s written instructions, and (ii) Bank will close any Lockbox and forward any mail received at the Lockbox unopened to such address as is communicated to Bank by Secured Party under the notice provisions of this Agreement for a period of three (3) months after the effective termination date, unless otherwise arranged between Secured Party and Bank, provided that Bank’s fees with respect to such disposition must be prepaid directly to Bank at the time of termination by cashier’s check payable to Bank or other payment method acceptable to Bank in its sole discretion.

17.	Modifications, Amendments, and Waivers. This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement.

18.
Notices.  All notices from one party to another must be in writing, must be delivered to Company, Secured Party and/or Bank at their contact addresses specified after their signatures to this Agreement, or any other address of any party communicated to the other parties in writing, and will be effective on receipt.  Any notice sent by a party to this Agreement to another party must also be sent to all other parties to this Agreement.  Bank is authorized by Company and Secured Party to act on any instructions or notices received by Bank if (a) such instructions or notices purport to be made in the name of Secured Party, (b) Bank reasonably believes that they are so made, and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order.

19.
Successors and Assigns.  Neither Company nor Secured Party may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Bank, which consent will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Secured Party may transfer its rights and duties under this Agreement to (i) a transferee to which, by contract or operation of law, Secured Party transfers substantially all of its rights and duties under the financing or other arrangements between Secured Party and Company, or (ii) if Secured Party is acting as a representative in whose favor a security interest is created or provided for, a transferee that is a successor representative; provided that as between Bank and Secured Party, Secured Party will not be released from its obligations under this Agreement unless and until Bank receives any such transferee’s binding written agreement to assume all of Secured Party’s obligations hereunder.  Bank may not assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Secured Party, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if such assignment or transfer takes place as part of a merger, acquisition or corporate reorganization affecting Bank.

20.
Governing Law. This Agreement will be governed by and be construed in accordance with the laws of the state in which the office of Bank that maintains the Collateral Accounts is located, without regard to conflict of laws principles.  This state will also be deemed to be Bank’s jurisdiction, for purposes of Article 9 of the Uniform Commercial Code as it applies to this Agreement.

21.
Severability.  To the extent that the terms of this Agreement are inconsistent with, or prohibited or unenforceable under, any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability, and will be deemed modified and applied in a manner consistent with such law or regulation.  Any provision of this Agreement which is deemed unenforceable or invalid in any jurisdiction will not affect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.

22.
Counterparts.  This Agreement may be executed in any number of counterparts each of which will be an original with the same effect as if the signatures were on the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic image scan transmission (such as a “pdf” file) will be effective as delivery of a manually executed counterpart of the Agreement.

23.
Entire Agreement.  This Agreement, together with the Account Documentation, contains the entire and only agreement among all the parties to this Agreement and between Bank and Company, on the one hand, and Bank and Secured Party, on the other hand, with respect to (a) the interest of Secured Party in the Collateral Accounts and Collateral Account Funds, and (b) Bank’s obligations to Secured Party in connection with the Collateral Accounts and Collateral Account Funds.

[SIGNATURE PAGES FOLLOW]

This Agreement has been signed by the duly authorized officers or representatives of Company, Secured Party and Bank on the date specified below.

Date: July 25, 2012
Collateral Account Numbers:
Destination Account Number:	____________________
Bank of Destination Account: Account name: Reference Data: Frequency (Daily or Weekly): Balance (Intraday or Start of Day):	[Insert bank name and bank ABA number] ________________ ________________ ________________ ________________

OPEXA THERAPEUTICS, INC.	ALKEK & WILLIAMS VENTURES, LTD.
By: /s/ Neil K. Warma	By: /s/ Scott B. Seaman
Name: Neil K. Warma	Name: Scott B. Seaman
Title: President and Chief Executive Officer	Title: Attorney In Fact

Address for Notices:	Address for Notices:
2635 Technology Forest Boulevard	1100 Louisiana – Suite 5250
The Woodlands, TX 77381	Houston, TX 77002
Attention: Neil K. Warma, President and Chief Executive Officer	Attention: Scott B. Seaman, Attorney In Fact

[SIGNATURE PAGES CONTINUE]

WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ John Whisnant
Name: John Whisnant
Title: Business Banking Manager

Address for Notices:
1000 Louisiana Street – 7th Floor
Houston, TX 77002
Attention: John Whisnant, Business Banking Manager
with copy to:
J. Michael Wright Sr. Business Relationship Manager 21 Waterway - Suite 600 The Woodlands, TX 77380
Sandy Thomas Business Associate 17317 North Freeway – 1st Floor Houston, TX 77090
Rebecca Arseneau Business Banking Manager 21 Waterway - Suite 600 The Woodlands, TX 77380
Glenn V. Godkin Regional President 1000 Louisiana Street – 7th Floor Houston, TX 77002